EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

THE TORO COMPANY

The Toro Company (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The present name of the corporation is The Toro Company, which is the name under which the corporation was originally incorporated, and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was November 7, 1983.

SECOND: This Certificate of Amendment to Restated Certificate of Incorporation was duly adopted by the Board of Directors and the shareholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

THIRD: The text of the first paragraph to Article IV of the Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

ARTICLE IV.

The corporation shall be authorized to issue three classes of shares of capital stock to be designated, respectively, “Common Stock”, “Voting Preferred Stock” and “Non-Voting Preferred Stock.” The total number of shares of capital stock which the corporation shall have authority to issue is one hundred seventy-six million eight hundred fifty thousand (176,850,000); the total number of shares of Common Stock shall be one hundred seventy-five million (175,000,000), and each such share shall have a par value of $1.00; the total number of shares of Voting Preferred Stock shall be one million (1,000,000), and each such share shall have a par value of $1.00; and the total number of shares of Non-Voting Preferred Stock shall be eight hundred fifty thousand (850,000), and each such share shall have a par value of $1.00.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be executed this 12th day of March, 2013, in its name and on its behalf by its Vice President, Secretary and General Counsel pursuant to Section 103 of the General Corporation Law of the State of Delaware.

THE TORO COMPANY

/s/ Timothy P. Dordell
Timothy P. Dordell Vice President, Secretary and General Counsel